Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Closes Acquisition of North Texas System

Houston, December 31, 2003 –Enbridge Energy Partners, L.P. (NYSE: EEP) (the “Partnership”) today closed its $247 million acquisition of the North Texas System that was announced on November 19, 2003. The asset purchase bolsters the Partnership’s portfolio of gathering and processing systems with access to long life natural gas reserves in the active U.S. Mid- Continent and Gulf Coast regions.

The North Texas System primarily serves the Fort Worth Basin, including growing natural gas production from the Barnett Shale zone. Natural gas throughput on the System currently averages approximately 170 million cubic feet per day (“MMcfd”). System facilities include more than 2000 miles of gas gathering pipeline and five active processing plants with aggregate processing capacity of 217 MMcfd.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com ) indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission. Enbridge Energy Management, L.L.C. (NYSE: EEQ) (www.enbridgemanagement.com ) manages the business and affairs of the Partnership and its principal asset is an approximate 18% interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. (NYSE: ENB) of Calgary, Alberta, is the general partner and holds an approximate 12% effective interest the Partnership. Enbridge Inc. (www.enbridge.com ) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations contact:	Media contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

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